UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 8, 2018

Marathon Oil Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5153	25-0996816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 San Felipe Street, Houston, Texas		77056
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		(713) 629-6600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 2.02. Results of Operations and Financial Condition.
The information set forth in Item 7.01 below with respect to the fourth quarter and fiscal year ended December 31, 2017, of Marathon Oil Corporation (the "Corporation") is incorporated by reference herein.
Item 7.01. Regulation FD Disclosure.
On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act ("Tax Reform Legislation"), which made significant changes to U.S. federal income tax law. The Corporation expects that certain aspects of the Tax Reform Legislation will positively impact the Corporation’s future after-tax earnings in the U.S., primarily due to the lower federal statutory tax rate. Set forth below is a discussion of certain provisions of the Tax Reform Legislation and our preliminary assessment of the effect of such provisions on the Corporation’s results of operations, cash flows and consolidated financial statements.

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Beginning January 1, 2018, the Corporation’s U.S. income will be taxed at a 21 percent federal corporate rate. Further, we are required to recognize the effect of this rate change on our deferred tax assets and liabilities, and deferred tax asset valuation allowances in the period the tax rate change is enacted. We do not expect any material non-cash impact from this rate change, with adjustments to deferred tax balances offset by adjustments to deferred tax valuation allowances.

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The Tax Reform Legislation also repealed the corporate alternative minimum tax (AMT) for tax years beginning January 1, 2018, and provides that existing AMT credit carryovers are refundable beginning in 2018. We have approximately $35 million of AMT credit carryovers that are expected to be fully refunded by 2022.

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Further, the Tax Reform Legislation provides for a one-time “deemed repatriation” of accumulated foreign earnings for the year ended December 31, 2017. We do not expect to pay U.S. federal cash taxes on the deemed repatriation due to an accumulated deficit in foreign earnings for tax purposes. We do not expect that our future foreign earnings will be subject to U.S. federal income tax.

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In addition, the Tax Reform Legislation preserved deductibility of intangible drilling costs, and provides for 100 percent bonus depreciation on tangible property expenditures through 2022. The bonus depreciation percentage is phased down from 100 percent beginning in 2023 through 2026. We do not expect this to have a material impact to the Corporation.

The Tax Reform Legislation is a comprehensive bill containing several other provisions, such as limitations on the deductibility of interest expense and certain executive compensation, that are not expected to have a material effect on the Corporation’s results. The ultimate impact of the Tax Reform Legislation may differ from our estimates due to changes in interpretations and assumptions made by the Corporation, as well as additional regulatory guidance that may be issued. We will provide updated and additional information regarding impacts of the Tax Reform Legislation in connection with our fourth quarter and full-year 2017 earnings release and Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
In an unrelated tax matter, as disclosed most recently in our Form 10-Q for the quarterly period ended September 30, 2017, tax authorities in the United Kingdom have challenged the timing of deductibility for certain Brae area decommissioning costs. The dispute relates to the timing of our tax deduction rather than the general deductibility of decommissioning costs.
During the fourth quarter 2017, we received an adverse ruling from the U.K. first-tier tax tribunal. We have applied for permission to appeal the ruling, but were required to pay the disputed tax amount and associated interest in order to pursue the appeal.
Related accounting adjustments in fourth quarter 2017 are expected to result in a negative impact to cash flow from operations of approximately $110 million due to the prepayment discussed above. Additionally, we expect that the revisions to current and deferred tax liabilities will have no material adverse earnings impact on our consolidated results of operations.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the effects of the Tax Reform Legislation on Marathon Oil’s results of operations, cash flows and consolidated financial statements and expected impacts resulting from the prepayment of the disputed tax amount, are forward-looking statements. Words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "plan," "project," "seek," "should," "target," "will," "would," or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Corporation believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: changes in interpretations and assumptions made by Marathon Oil; additional regulatory guidance; and the risk factors, forward-looking statements and challenges and uncertainties described in the Corporation’s 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at www.marathonoil.com. Except as required by law, Marathon Oil undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Oil Corporation

January 8, 2018	By:	/s/ Gary E. Wilson
Name: Gary E. Wilson
Title: Vice President, Controller and Chief Accounting Officer